Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 22, 2019, with respect to the financial statements of ETC M-A Acquisition LLC included in the Annual Report of Sunoco LP on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said report in the Registration Statements of Sunoco LP on Forms S-3 (File No. 333-227604, File No. 333-213057, and File No. 333-210494) and on Forms S-8 (File No. 333-228708 and File No. 333-184035).

/s/ GRANT THORNTON LLP

Dallas, Texas
February 22, 2019